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                                                                    EXHIBIT 99.1

                  [Letterhead of Insituform Technologies, Inc.]

                                 March 28, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

VIA EDGAR

         Re:      Temporary Note 3T to Article 3 of Regulation S-X ("TEMPORARY
                  NOTE 3T")

Ladies and Gentlemen:

         Arthur Andersen LLP ("ANDERSEN"), the independent public accountants of Insituform Technologies, Inc. (the "COMPANY"), has audited the Company's consolidated financial statements for the fiscal year ended December 31, 2001. Andersen's report of independent public accountants is dated February 1, 2002, but the Company did not receive a manually signed report until March 25, 2002. Accordingly, on March 26, 2002, pursuant to Temporary Note 3T, the Company received from Andersen a letter dated March 26, 2002 containing the following representations:

         o        the audit of the Company as of and for the year ended
                  December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and

         o there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

                                      Very truly yours,

                                      /s/ Joseph A. White

                                      Joseph A. White
                                      Vice President and Chief Financial Officer